Exhibit 10.11

SUBLICENSE AGREEMENT

(Cox Business)

THIS SUBLICENSE AGREEMENT (the “Agreement”), dated as of June 11, 2010, is entered into by and between ATC IP LICENSE HOLDINGS, LLC, a Delaware limited liability company (“Licensor”), and AUTOTRADER.COM, INC., a Delaware corporation (“Licensee”).

RECITALS:

A. Pursuant to the License Agreement (Cox Business) dated September 10, 2006 between TPI Holdings, Inc., a Delaware corporation (“TPIH”), as licensor, and Cox Auto Trader, L.L.C. (as successor-in-interest to Cox Auto Trader, Inc.) (“CAT”), as licensee, a copy of which is attached hereto as Exhibit A (the “Prime License Agreement”), TPIH is licensor of certain trademarks, service marks and trade names which include the name TRADER for use in connection with electronic and printed publications, advertising services, website services and other goods and services.

B. Pursuant to the Assignment and Assumption Agreement dated August 31, 2009 between CAT and Licensee, the Prime License Agreement was assigned by CAT to Licensee.

C. Pursuant to the Assignment and Assumption Agreement dated June 11, 2010 between Licensee and Licensor, the Prime License Agreement was assigned by Licensee to Licensor.

D. Whereas Licensor and Licensee are “Affiliates” as such term is defined in the Prime License Agreement and Licensor wishes to sublicense certain of its rights under the Prime License Agreement to Licensee pursuant to Section 8.2 of the Prime License Agreement.

E. Under this Agreement, Licensee shall have (i) a non-exclusive, worldwide license to use the TPI Names and Marks that are Existing Cox Business Marks, the New Cox Business Marks, the Shared Names and Marks, and the Core Truck Trader Internet Names, and (ii) certain additional rights and licenses more specifically described below.

F. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Prime License Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 “Core Truck Trader Internet Names” shall have the meaning given the Prime License Agreement.

1.2 “Existing Cox Business Marks” shall have the meaning given in the Prime License Agreement.

1.3 “Licensee” shall have the meaning given in the Preamble.

1.4 “Licensor” shall have the meaning given in the Preamble.

1.5 “New Cox Business Marks” shall have the meaning given in the Prime License Agreement.

1.6 “Person” means any individual, corporation, partnership, firm, joint venture, association, trust, or unincorporated organization, a government, or any agency, authority, political subdivision thereof, or any other entity.

1.7 “Prime License Agreement” shall have the meaning given in the Preamble.

1.8 “Shared Names and Marks” shall have the meaning given in the Prime License.

1.9 “TPIH” shall have the meaning given in the Recitals.

1.10 “TPI Names and Marks” shall have the meaning given in the Prime License Agreement.

2.	GRANT OF SUBLICENSE

2.1 (a) (i) Licensor hereby grants to Licensee, and Licensee hereby accepts, a worldwide royalty-free right and license to use and promote the Existing Cox Business Marks, the New Cox Business Marks, the Shared Names and Marks, and the Core Truck Trader Internet Names (collectively, the “Licensed Marks”) subject to the Prime License Agreement and to the terms and conditions set forth herein.

(ii) Licensee agrees to assume all of Licensor’s restrictions and obligations under the Prime License Agreement which relate to or arise in connection with the license granted in Section 2.1(a)(i) above. Notwithstanding the scope of the grant made pursuant to Section 2.1(a)(i), Licensee may not use the Licensed Marks in a manner prohibited or restricted by this Agreement or the Prime License Agreement.

(b) Licensee shall have the right to apply for, obtain and maintain in its own name (as further described in Section 7.1 below) a registration for any domain name that Licensor has the right to apply for, obtain and maintain under the Prime License Agreement, subject to, and upon the terms and conditions set forth in, the Prime License Agreement.

2.2 Licensee acknowledges and agrees that the Licensed Marks have only been registered for use in the United States and its territories. NOTWITHSTANDING THE GRANT OF THE WORLDWIDE LICENSES, NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN MADE BY LICENSOR AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

3.	TERM

3.1 This sublicense shall remain in effect for an initial term of ten (10) years and shall be automatically renewed for an unlimited number of successive ten (10) year terms thereafter unless Licensee gives written notice of termination to Licensor not less than ninety (90) days prior to the expiration of any term hereunder. This Agreement shall automatically terminate upon the effective termination of the Prime License Agreement.

4.	QUALITY STANDARDS AND LEGAL COMPLIANCE

4.1 Licensee shall continue to maintain the standards of quality heretofore established and maintained by Licensor and the other licensees of TPIH for all uses of the Licensed Marks and shall provide samples of such uses to Licensor upon reasonable request.

4.2 Licensee shall be responsible for compliance with all applicable laws and regulations and for obtaining all necessary licenses, permits and governmental approvals in connection with the business of Licensee conducted under the Licensed Marks.

4.3 Licensee shall be authorized to use the Licensed Marks in the manner and various styles previously used by Licensor and the other licensees of TPIH in connection with such marks. If Licensee desires to modify the artwork, typestyles, or graphic presentation of any of the Licensed Marks, Licensee shall provide samples of the proposed new artwork to Licensor. In the absence of objection by Licensor within fifteen (15) days after receipt of such samples, such modifications shall be deemed approved. Any objections by Licensor under this Section shall be reasonable and the grounds therefor shall be specifically stated in writing. The parties shall cooperate in good faith to resolve any issues related to the manner of use of the Licensed Marks. In the event any modification of the Licensed Marks is agreed to, TPIH shall be the owner of such modification. Upon Licensee’s request, Licensor shall cause TPIH to adopt a style guide that may be used by Licensee.

4.4 Licensee shall not do anything in connection with the distribution, promotion or sale of its products or services with the Licensed Marks that would reasonably be construed to be pornographic, obscene or illegal or which tarnishes or brings disrepute to any of the TPI Names and Marks or Licensor.

5.	OWNERSHIP OF RIGHTS

5.1 Licensee acknowledges that TPIH is the owner of all rights, title and interest in and to the Licensed Marks and the goodwill associated therewith, and that the Licensed Marks are the sole property of TPIH. Licensee acknowledges that this sublicense is granted by Licensor pursuant to the rights granted by the Prime License Agreement and that Licensee has received a copy of the Prime License Agreement. All of the obligations and restrictions contained in the Prime License Agreement applicable to the rights and license granted in this Agreement are incorporated herein by reference and are made a part hereof as if fully set forth herein, mutatis mutandis, and shall be applicable to Licensee. Licensee agrees to observe, carry out, perform and discharge all of the obligations and restrictions applicable to the rights and license granted in this Agreement to the full extent required to be observed, carried out, performed or discharged by the Licensor as the licensee thereunder, for the benefit of TPIH and any third party beneficiaries of the Prime License Agreement, for the period from and after the date hereof.

5.2 Licensee shall provide full cooperation to Licensor and TPIH in connection with the registration and maintenance of the Licensed Marks.

6.	DISPUTE RESOLUTION.

6.1 The terms set forth in Section 7 of the Prime License Agreement are incorporated herein by reference as if set out in full, and Licensee agrees to be bound thereby with regard to any dispute or allegations of breach of any obligations of either party under this Agreement.

7.	REGISTRATION, MAINTENANCE AND PROTECTION

7.1 Licensee shall be responsible for taking any actions necessary to apply for, obtain and maintain any domain name that it is permitted to apply for, obtain and maintain pursuant to Section 2.1(b). Licensor shall assist Licensee, at Licensee’s expense, to the extent necessary in Licensee’s reasonable opinion, in the registration and maintenance of such domain names, including executing any documents that may be requested or required by any applicable domain name registrar. Licensee shall have the exclusive right, in its sole discretion, to decide whether to abandon or to maintain any such domain name registrations.

7.2 The parties shall cooperate in any litigation arising hereunder and Licensee shall bear the reasonable expenses of Licensor’s involvement in any litigation controlled by Licensee, if any.

7.3 Notwithstanding anything to the contrary set forth herein, Licensee will not consent to the entry of any judgment or enter into any settlement that adversely affects the trademark rights of Licensor without the prior written consent of Licensor.

8.	INDEMNIFICATION

8.1 Licensee shall indemnify, defend and hold harmless Licensor from and against any and all claims against Licensor to the extent arising out of or caused by Licensee’s use of the Licensed Marks or any other acts or omissions by Licensee, including, without limitation, any action in the nature of trademark infringement, trade name infringement, dilution or unfair competition. The parties shall cooperate in the defense of any such action at Licensee’s expense.

9.	MISCELLANEOUS

9.1 Amendments. No amendment or modification of any provision of this Agreement shall be effective unless it is set forth in a writing duly executed by each party.

9.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Licensee may not assign or sublicense any of its rights under this Agreement or any interest herein except in a manner that Licensor is permitted to do so under Prime License Agreement, and only with the prior written consent of Licensor; provided that Licensee may grant one or more third parties a limited, non-exclusive sublicense to use the Existing Cox Business Marks and New Cox Business Marks to sell, provide, offer, or promote any Covered Goods and Services or New Covered Goods or Services in Licensee’s name and on Licensee’s behalf, subject to the restrictions and limitations herein.

9.3 Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

9.4 Counterparts. This Agreement and any amendment hereof may be executed in any number of counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. In producing this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

9.5 No Waivers by Implication. No course of dealing on the part of any party (or its respective officers, directors, managers, employees, consultants or agents, as applicable) nor any failure or delay by any party with respect to exercising any of its respective rights, powers or privileges under this Agreement or law shall operate as a waiver thereof. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed a further or continuing waiver of any condition or covenant, representation or warranty of this Agreement.

9.6 Reproductions. This Agreement and all other documents, instruments and agreements in the possession of the parties that relate hereto or thereto may be reproduced by the parties, and any such reproduction shall be admissible in evidence, with the same effect as the original itself, in any judicial or other administrative proceeding, whether the original is in existence or not. No party will object to the admission in evidence of any such reproduction, unless the objecting party reasonably believes that the reproduction does not accurately reflect the contents of the original and objects on that basis.

9.7 Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. If there is a conflict between the terms and conditions contained in this Agreement and any other agreement between the parties, the provisions of this Agreement shall control. The foregoing notwithstanding, nothing herein shall be deemed or construed to supersede, modify, waive or otherwise affect any rights or obligations under, or the other terms of, that certain Noncompetition Agreement dated September 10, 2006 by and among Dominion Enterprises f/k/a Trader Publishing Company, LTM Company, L.P., ATC Holdings, Inc., Landmark Communications, Inc., Cox Auto Trader, Inc., f/k/a TPI, Inc., Cox Enterprises, Inc. and AutoTrader.com, LLC.

9.8 Further Documentation. The parties agree to cooperate in the preparation or execution of any future documentation that may be necessary to effectuate the intent of this Agreement.

9.9 Captions. The captions of and sections in this Agreement are for convenience of reference only, shall not define or limit the provisions hereof, and shall not have any legal or other significance whatsoever.

9.10 Third Party Rights. It is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any Person not a party to this Agreement or the successor or assign thereof, except TPIH and any third party beneficiary of the Prime License Agreement shall be a third party beneficiary to this Agreement.

9.11 Singular/Plural Terms. As used in this Agreement, the use of the singular or plural form of any noun, pronoun, or verb will be deemed to include the other whenever the context so indicates or requires.

9.12 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflicts of laws.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LICENSOR:

ATC IP LICENSE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Charles N. Bowen

Name:	Charles N. Bowen

Title:	Asst. Secretary

LICENSEE:

AUTOTRADER.COM, INC., a Delaware corporation

By:	/s/ Charles N. Bowen

Name:	Charles N. Bowen

Title:	Asst. Secretary